Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2009

STAMFORD, Conn.--(BUSINESS WIRE)--February 4, 2010--Pitney Bowes Inc. (NYSE:PBI) today reported 2009 fourth quarter and full year 2009 results.

Adjusted earnings per diluted share from continuing operations for the fourth quarter was $0.64 compared with $0.77 for the prior year. For the full year 2009, adjusted earnings per diluted share was $2.28 compared with $2.78 for the prior year.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported earnings per diluted share of $0.47 for the fourth quarter, compared with $0.36 per diluted share for the prior year and $2.04 for the full year compared with $2.00 for the prior year. GAAP earnings per diluted share for the quarter included an $0.11 charge for restructuring costs associated with the company’s strategic transformation initiatives; a $0.01 benefit related to certain leveraged lease transactions in Canada and a $0.06 loss associated with discontinued operations. GAAP earnings per diluted share for the year included a $0.15 charge for restructuring costs associated with the company’s strategic transformation initiatives; a non-cash net tax adjustment of $0.05, primarily associated with out-of-the money stock options that expired during the year and a $0.04 loss associated with discontinued operations.

Revenue for the quarter was $1.5 billion, a decline of 6 percent compared with the prior year, while on a constant currency basis revenue declined 9 percent. For the full year, revenue was $5.6 billion, a decline of 11 percent when compared with the prior year. Excluding the effect of currency during the year, revenue declined 9 percent.

Free cash flow was $223 million for the quarter and $889 million for the year. On a GAAP basis, the company generated $94 million in cash from operations for the quarter and $826 million for the year, which was partially used to reduce debt by $242 million during the year.

Free cash flow for the year benefited from lower levels of receivables and inventory as well as reduced capital expenditures. The company returned $74 million of dividends to common shareholders during the quarter and $298 million for the year.

The company’s results for the quarter and the year are summarized in the table below:

	Fourth Quarter*	Full Year 2009
Adjusted EPS	$0.64	$2.28
Restructuring	($0.11)	($0.15)
Tax Adjustments	$0.01	($0.05)
GAAP EPS from Continuing Operations	$0.54	$2.08
Discontinued Operations	($0.06)	($0.04)
GAAP EPS	$0.47	$2.04

*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter and the year, Chairman, President and CEO Murray D. Martin noted, “In 2009 we took definitive actions to position ourselves for long-term growth, while addressing the immediate challenges presented by an uncertain business environment.

“Throughout the year we enhanced productivity, reduced expenses, and increased the variability of our cost structure, all of which helped to offset the impact of revenue declines driven by macroeconomic conditions, and produced year-over-year EBIT margin improvements in our Software, Management Services, Mail Services, and Marketing Services business segments. In addition in the fourth quarter we saw improvement in both revenue and EBIT margins in the majority of our business segments when compared with the prior quarter.

“Our free cash flow remained strong and we continued to take actions to improve our capital position and increase our liquidity, as we reduced our debt by $242 million for the year.

“For the 28th consecutive year our Board of Directors approved an increase in the quarterly dividend. The dividend for the first quarter 2010 will be $.365 per common share.

“As we exited 2009, we began to see some early signs of improved economic activity including an increased backlog of orders in our Production Mail business; increased solution sales activity during December in our U.S. Mailing business; and, a moderating decline in total U.S. mail volumes, especially for standard mail. Additionally, in our Software business we had an 11% increase in the billings for large transactions, many of which will be recorded as recurring revenue. In 2010, we will continue to expand our recurring revenue stream as we move more towards a ‘Software as a Service’ (SaaS) model.

“We are streamlining our operations which will position us to invest in areas of growth with processes and systems that will allow us to gain better leverage across our businesses. Given the actions we have taken to date, our planned transformation initiatives going forward, and an expected gradual improvement in global business conditions in the latter half of the year, we are reaffirming our financial guidance for 2010.”

Business Segment Results

Mailstream Solutions revenue declined 8 percent in the quarter to $1.0 billion with currency providing 3.6 percentage points of benefit to the change in revenue. Earnings before interest and taxes (EBIT) declined 15 percent to $268 million compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing revenue declined 11 percent in the quarter to $499 million and EBIT declined 20 percent to $182 million when compared with the prior year.

The company maintained its focus on customer retention, as many customers continued to exercise their option to extend leases on existing equipment. The company experienced increased equipment sales activity in the month of December, particularly in its Solutions business. However, the lower levels of equipment sales in prior periods and the resulting lower level of finance receivables reduced revenue growth and profitability during the quarter and this trend is expected to continue into at least the first half of 2010.

International Mailing revenue declined 4 percent in the quarter to $241 million with currency providing about 10 percentage points of benefit to the change in revenue when compared with the prior year. EBIT declined 3 percent to $41 million.

While there appear to be some improving economic trends in Asia, Canada and parts of Europe, customers remained cautious and continue to take longer than usual to make purchase decisions and commitments. As in the U.S., the decline in high-margin finance and rental revenue streams, due to lower equipment sales in prior periods, reduced revenue and profitability during the quarter.

Worldwide Production Mail revenue declined 10 percent in the quarter to $160 million, with currency providing about 4 percentage points of benefit to the change in revenue, and EBIT declined 30 percent to $24 million compared with the prior year.

Production Mail has had three consecutive quarters of sequential EBIT margin improvement driven by ongoing productivity investments. During the quarter, Production Mail started to experience increased customer demand for its industry leading, high-speed inserting systems. As a result, Production Mail ended the quarter with an increased backlog of customer orders globally.

Software revenue increased one percent in the quarter to $105 million, with currency providing about 6 percentage points of benefit to the change in revenue, and EBIT increased 72 percent to $21 million compared with the prior year. EBIT margin reached 20 percent in the quarter, which was nearly double the prior year.

While Software typically has seasonally stronger fourth quarter sales, the company’s actions to integrate its sales organization and focus its product offerings have resulted in a greatly improved EBIT margin. This is the third consecutive quarter of sequential EBIT margin improvement. The company continues to expand its SaaS offerings and recurring revenue streams from term licenses. The company experienced increased customer interest in its data integration, document composition and location intelligence software products which resulted in an increase in the billings for large transactions.

Mailstream Services revenue declined 2 percent in the quarter to $450 million with currency providing 1.6 percentage points of benefit to the change in revenue and EBIT increased 15 percent to $48 million compared with the prior year.

Within Mailstream Services:

Management Services revenue declined 3 percent in the quarter to $271 million, with currency providing about 2 percentage points of benefit to the change in revenue, and EBIT improved 33 percent to $23 million compared with the prior year.

In the U.S., EBIT margin remained above 10 percent, slightly improved from the first three quarters of the year. Outside of the U.S., the company has refocused the business to more profitable contracts and continued to transition to a more variable cost structure. As a result, the non-U.S. Pitney Bowes Management Services (PBMS) operations improved revenue during the quarter and greatly expanded EBIT margin. The company’s strategy to move to a more variable cost infrastructure, that allows it to align costs with changing volumes, has resulted in three consecutive quarters of sequential EBIT margin improvement.

Mail Services revenue increased 2 percent in the quarter to $145 million and EBIT increased 2 percent to $19 million compared with the prior year.

Mail Services continues to process increasing volumes of presort mail from existing customers including a greater volume of Standard Class mail. An increase in outbound international package volume increased revenue for the International Mail Services portion of the business. While EBIT margin for the quarter was adversely affected by the timing of certain benefit costs, on an annual basis, the Mail Services EBIT margin for 2009 improved by 210 basis points when compared with the prior year due to ongoing automation and productivity initiatives.

Marketing Services revenue declined 3 percent in the quarter to $33 million and EBIT declined 2 percent to $6 million compared with the prior year.

On a year-over-year basis, revenue and EBIT were negatively affected by fewer household moves which resulted in a reduced need for change of address kits.

2010 Guidance

The company reaffirms its guidance for 2010. The company expects 2010 revenue to be in a range of flat to 3 percent growth, including an anticipated 2 percent benefit from currency. Adjusted earnings per diluted share is expected to be in the range of $2.30 to $2.50 for the year. Adjusted earnings per diluted share excludes the expected impact of $100 million to $150 million of pre-tax restructuring charges associated with the company’s previously announced transformation initiatives. Adjusted earnings per diluted share also excludes an expected non-cash tax charge of approximately 7 cents per diluted share associated with out-of-the-money stock options that expire principally in the first quarter of 2010. On a Generally Accepted Accounting Principles (GAAP) basis, the company expects 2010 earnings per diluted share from continuing operations in the range of $1.75 to $2.11. The company expects that a greater percentage of its annual earnings will occur in the second half of the year as equipment sales start to improve and the impact of lower financing revenue moderates, and the company realizes increased benefits from its transformation initiatives.

The company expects to generate free cash flow for 2010 in the range of $650 million to $750 million. During 2010 the company expects an increased investment in finance receivables through higher levels of equipment sales, requiring a higher use of cash versus the prior year.

The company’s expected earnings results for 2010 are summarized below.

Full Year 2010
Adjusted EPS	$2.30 to $2.50
Restructuring	($0.32 to $0.48)
Tax Adjustment	($0.07)
GAAP EPS from Continuing Operations	$1.75 to $2.11

Mr. Martin concluded, “Given the actions we have taken to date and the plans we have in place for 2010, we believe the company is positioned to take advantage of an improving business environment and generate increased growth and profitability in 2010 and beyond.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.6 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand; changes in foreign currency exchange rates; the outcome of litigations; and changes in postal regulations, as more fully outlined in the company's 2008 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and year ended December 31, 2009 and 2008, and consolidated balance sheets at December 31, 2009 and September 30, 2009 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008 (2)	2009	2008 (2)
Revenue:
Equipment sales	$291,762	$341,175	$1,006,542	$1,252,058
Supplies	82,773	86,664	336,239	392,414
Software	110,784	109,679	365,185	424,296
Rentals	159,440	174,502	647,432	728,160
Financing	165,910	180,877	694,444	772,711
Support services	183,229	188,428	714,429	768,424
Business services	460,407	471,264	1,804,900	1,924,242

Total revenue	1,454,305	1,552,589	5,569,171	6,262,305

Costs and expenses:
Cost of equipment sales	142,330	178,442	530,004	663,430
Cost of supplies	25,165	23,197	93,660	103,870
Cost of software	21,761	21,250	82,241	101,357
Cost of rentals	44,509	39,604	158,881	153,831
Financing interest expense	23,721	24,507	97,586	110,136
Cost of support services	93,161	104,238	393,251	447,745
Cost of business services	348,468	365,509	1,382,401	1,485,703
Selling, general and administrative	483,304	479,715	1,800,714	1,970,868
Research and development	43,568	49,444	182,191	205,620
Restructuring charges and asset impairments	35,901	115,117	48,746	200,254
Other interest expense	26,721	27,641	111,269	119,207
Interest income	(1,796)	(3,162)	(4,949)	(12,893)

Total costs and expenses	1,286,813	1,425,502	4,875,995	5,549,128

Income from continuing operations before income taxes	167,492	127,087	693,176	713,177

Provision for income taxes	47,779	29,540	240,154	244,929

Income from continuing operations	119,713	97,547	453,022	468,248

Loss from discontinued operations, net of income tax	(13,405)	(18,974)	(8,109)	(27,700)

Net income before attribution of noncontrolling interests	106,308	78,573	444,913	440,548

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	7,754	4,621	21,468	20,755

Pitney Bowes Inc. net income	$98,554	$73,952	$423,445	$419,793

Amounts attributable to Pitney Bowes Inc. common stockholders:
Income from continuing operations	$111,959	$92,926	$431,554	$447,493
Loss from discontinued operations	(13,405)	(18,974)	(8,109)	(27,700)

Pitney Bowes Inc. net income	$98,554	$73,952	$423,445	$419,793

Basic earnings per share of common stock attributable to Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.54	$0.45	$2.09	$2.15
Discontinued operations	(0.06)	(0.09)	(0.04)	(0.13)

Net income	$0.48	$0.36	$2.05	$2.01

Diluted earnings per share of common stock attributable to Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.54	$0.45	$2.08	$2.13
Discontinued operations	(0.06)	(0.09)	(0.04)	(0.13)

Net income	$0.47	$0.36	$2.04	$2.00

Average common and potential common shares outstanding	207,733,717	206,933,281	207,322,440	209,699,471

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2) Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	12/31/09	09/30/09
Current assets:
Cash and cash equivalents	$412,737	$441,128
Short-term investments	14,682	17,660
Accounts receivable, less allowances:
12/09 $42,781 09/09 $46,312	816,852	772,077
Finance receivables, less allowances:
12/09 $46,790 09/09 $43,333	1,370,918	1,365,631
Inventories	156,502	176,626
Current income taxes	103,832	100,904
Other current assets and prepayments	98,297	98,736

Total current assets	2,973,820	2,972,762

Property, plant and equipment, net	514,904	529,079
Rental property and equipment, net	360,207	374,021
Long-term finance receivables, less allowances:
12/09 $25,368 09/09 $25,547	1,355,442	1,370,460
Investment in leveraged leases	233,359	231,088
Goodwill	2,286,904	2,294,594
Intangible assets, net	316,417	319,040
Non-current income taxes	122,428	118,976
Other assets	387,182	414,215

Total assets	$8,550,663	$8,624,235

Liabilities, noncontrolling interests and stockholders' equity/(deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,748,254	$1,693,697
Current income taxes	38,919	37,822
Notes payable and current portion of long-term obligations	226,022	170,783
Advance billings	447,786	452,380

Total current liabilities	2,460,981	2,354,682

Deferred taxes on income	414,275	402,593
Tax uncertainties and other income tax liabilities	526,655	511,804
Long-term debt	4,213,640	4,218,646
Other non-current liabilities	625,079	783,750

Total liabilities	8,240,630	8,271,475

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	374,165

Stockholders' equity/(deficit):
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	868	876
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	256,133	251,273
Retained earnings	4,305,794	4,281,613
Accumulated other comprehensive loss	(457,378)	(461,550)
Treasury stock, at cost	(4,415,096)	(4,416,959)

Total Pitney Bowes Inc. stockholders' equity/(deficit)	13,663	(21,405)

Total liabilities, noncontrolling interests and stockholders' equity/(deficit)	$8,550,663	$8,624,235

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2009
(Unaudited)

(Dollars in thousands)
		Three Months Ended December 31,
				%
		2009	2008 (2)	Change
	Revenue

	U.S. Mailing	$498,882	$563,170	(11%)
	International Mailing	240,505	251,507	(4%)
	Production Mail	159,745	176,897	(10%)
	Software	105,180	103,680	1%
	Mailstream Solutions	1,004,312	1,095,254	(8%)

	Management Services	271,272	281,092	(3%)
	Mail Services	145,309	141,901	2%
	Marketing Services	33,412	34,342	(3%)
	Mailstream Services	449,993	457,335	(2%)

	Total revenue	$1,454,305	$1,552,589	(6%)

	EBIT (1)

	U.S. Mailing	$181,876	$226,887	(20%)
	International Mailing	40,883	42,147	(3%)
	Production Mail	24,063	34,398	(30%)
	Software	21,271	12,373	72%
	Mailstream Solutions	268,093	315,805	(15%)

	Management Services	23,013	17,242	33%
	Mail Services	19,401	18,964	2%
	Marketing Services	5,615	5,733	(2%)
	Mailstream Services	48,029	41,939	15%

	Total EBIT	$316,122	$357,744	(12%)

	Unallocated amounts:
	Interest, net	(48,646)	(48,986)
	Corporate expense	(59,633)	(60,842)
	Restructuring charges and asset impairments	(35,901)	(115,117)
	Other items	(4,450)	(5,712)

	Income from continuing operations before income taxes	$167,492	$127,087

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2009
(Unaudited)

(Dollars in thousands)		Twelve Months Ended December 31,
				%
		2009	2008 (2)	Change
	Revenue

	U.S. Mailing	$2,016,259	$2,250,399	(10%)
	International Mailing	920,398	1,133,652	(19%)
	Production Mail	525,745	616,255	(15%)
	Software	345,739	399,814	(14%)
	Mailstream Solutions	3,808,141	4,400,120	(13%)

	Management Services	1,060,907	1,172,170	(9%)
	Mail Services	559,200	541,776	3%
	Marketing Services	140,923	148,239	(5%)
	Mailstream Services	1,761,030	1,862,185	(5%)

	Total revenue	$5,569,171	$6,262,305	(11%)

	EBIT (1)

	U.S. Mailing	$743,108	$890,356	(17%)
	International Mailing	128,084	184,667	(31%)
	Production Mail	51,037	81,514	(37%)
	Software	37,335	28,335	32%
	Mailstream Solutions	959,564	1,184,872	(19%)

	Management Services	72,307	70,173	3%
	Mail Services	82,723	68,800	20%
	Marketing Services	22,938	21,291	8%
	Mailstream Services	177,968	160,264	11%

	Total EBIT	$1,137,532	$1,345,136	(15%)

	Unallocated amounts:
	Interest, net	(203,906)	(216,450)
	Corporate expense	(187,254)	(209,543)
	Restructuring charges and asset impairments	(48,746)	(200,254)
	Other items	(4,450)	(5,712)

	Income from continuing operations before income taxes	$693,176	$713,177

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

GAAP income from continuing operations after income taxes, as reported	$111,959	$92,926	$431,554	$447,493
Restructuring charges and asset impairments	23,482	82,347	31,782	144,210
Tax adjustments	(2,141)	(15,272)	10,063	(8,792)
MapInfo purchase accounting	-	-	-	322
Income from continuing operations after income taxes, as adjusted	$133,300	$160,001	$473,399	$583,233

GAAP diluted earnings per share from continuing operations, as reported	$0.54	$0.45	$2.08	$2.13
Restructuring charges and asset impairments	0.11	0.40	0.15	0.69
Tax adjustments	(0.01)	(0.07)	0.05	(0.04)
MapInfo purchase accounting	-	-	-	0.00
Diluted earnings per share from continuing operations, as adjusted	$0.64	$0.77	$2.28	$2.78

GAAP net cash provided by operating activities, as reported	$93,627	$253,356	$826,051	$1,009,415
Capital expenditures	(40,219)	(67,330)	(166,728)	(237,308)
Restructuring payments and discontinued operations	36,755	36,822	103,512	103,273
Pension contribution	125,000	-	125,000	-
Reserve account deposits	7,900	16,742	1,664	33,359

Free cash flow, as adjusted	$223,063	$239,590	$889,499	$908,739

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial – Sheryl Y. Battles
VP, Corp. Communications
203-351-6808
or
Financial – Charles F. McBride
VP, Investor Relations
203-351-6349
or
Website – www.pitneybowes.com